Exhibit 8.2

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

October 26, 2007

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 758 dated October 24, 2007 relating to Buffered Equity Notes Linked to a Weighted Basket Consisting of the Dow Jones EURO STOXX 50® Index, the Nikkei 225 Index, the NASDAQ-100 Index® and the S&P 500® Index due January 28, 2011 (the “Pricing Supplement”) to product supplement no. 39-V dated October 22, 2007 relating to Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index, the MSCI EAFE® Index, the NASDAQ-100 Index®, the Russell 1000® Growth Index, the Russell 1000® Value Index and the iShares® MSCI Emerging Markets Index Fund (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Capital Gains Tax Treatment” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Capital Gains Tax Treatment” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell